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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated September 30, 2002, is made and entered into between Iroquois Bio-Energy Company, LLC ("IBEC") and Keith Gibson ("Gibson").

         WHEREAS, Gibson and IBEC entered into a Consulting Agreement on February 26, 2002; and

         WHEREAS, Section 4 of that Consulting Agreement contained a Full-Time Employment Option allowing Gibson and IBEC to enter into an employment relationship upon mutually agreed upon terms; and

         WHEREAS, IBEC and Gibson mutually agreed to enter into an employment relationship in June of 2002, where IBEC employed Gibson as its Project/Plant Manager for IBEC's Ethanol Plant Project ("Ethanol Plant"); and

         WHEREAS, IBEC and Gibson desire to confirm the mutually agreed upon terms of their employment relationship in writing;

         NOW THEREFORE, in consideration of the foregoing and mutual obligations herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

Section 1.        SCOPE OF WORK.

         1.1 Gibson is employed by IBEC to provide services as the Project/Plant Manager for IBEC's Ethanol Plant. In that capacity, Gibson shall perform all services, acts or things necessary to fulfill the duties of a Project/Plant Manager as determined by IBEC's Board of Directors. Gibson shall have the full authority and responsibility of a Project/Plant Manager as defined by IBEC's Board of Directors and consistent with the policies, procedures and annual and strategic business plans as adopted by IBEC's Board of Directors.

         1.2 Gibson will devote such portion of his time, attention, skill and energy to the business of IBEC as may be reasonably required to perform the services contemplated by this Agreement.

         1.3      In order for Gibson to perform the services described in
                  Section 1.1 above, it may be necessary for IBEC to provide Gibson with Confidential Information (as defined below) regarding IBEC's business and products. IBEC will rely heavily upon Gibson's integrity and prudent judgment to use this information only in the best interests of IBEC.

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         1.4      In rendering services under this Agreement, Gibson shall
                  conform to high professional standards of work and business ethics. In no event shall Gibson take any action or accept any assistance or engage in any activity that would result in any governmental body, or other person, entity or organization acquiring any rights of any nature in IBEC's products or inventions.


Section 2.        TERM AND COMPENSATION.

         2.1 The term of Gibson's employment as Project/General Manager as previously agreed to and described in this Agreement shall be for two years commencing on June 1, 2002 and ending on June 1, 2004. It is agreed that Gibson will receive a salary review after one (1) year with performance evaluations occurring every six (6) months, provided that either party may terminate the contract upon 30 days' notice with or without cause, but subject to the severance payment clause described below. This Agreement and Gibson's employment with IBEC will automatically renew on June 1, 2004 and every two years thereafter, unless either party gives 30 days written notice of termination.

         2.2 Gibson shall receive a Base Salary of $94,000 (less applicable withholdings) to be paid in accordance with IBEC's normal payroll procedures. This salary will be reviewed after one (1) year, or by June 1, 2003. If this Agreement is automatically renewed, Gibson will continue to receive the salary he is receiving at the time of renewal.

         2.3 Gibson is entitled to participate in all employee benefit plans or programs that IBEC has or may establish for its employees to the extent Gibson's position, title, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs. At a minimum it is agreed that IBEC provides the following benefits at the time Gibson commenced full-time employment with IBEC: paid family medical (with a prescription plan), dental insurance, 1x annual salary life insurance, and short and long term disability plans.

         2.4 Gibson shall receive two (2) weeks of paid vacation during the first year of his employment with IBEC; three (3) weeks of paid vacation during the second through seventh years of employment; and four (4) weeks thereafter.

         2.5 Gibson shall be entitled to ten (10) paid holidays per year in accordance with IBEC's paid holiday policy. Holidays may be modified based upon the employee benefits plan.

         2.6 Gibson is entitled to Incentive Pay calculated as follows: The bonus percent of base salary equal to the fiscal year's net income of the Ethanol Plant, divided by two (2) times Gibson's Base Salary. The Incentive Pay is capped at 25% of Gibson's Base Salary. It is agreed that the Incentive Pay will be paid to Gibson


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                  (less applicable withholdings) within thirty (30) days of the end of IBEC's fiscal year.

         2.7 If IBEC terminates this Agreement, unless it does so on account of Gibson's malfeasance or "for cause" as that term is defined in Section 8.1 of this Agreement, Gibson will be entitled to a severance payment of four (4) months of his normal monthly pay and four (4) months of continued benefits.

Section 3.        CONFIDENTIAL INFORMATION.

         3.1 In performing services under this Agreement, Gibson may be exposed to and be required to use IBEC's "Confidential Information" (as defined below). Gibson agrees that he will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than IBEC or disclose such Confidential Information without the express written authorization of an officer of IBEC to do so, either during or after the term of this Agreement.

         3.2 "Confidential Information" means information not generally known whether presently existing or developed in the future by IBEC, including, but not limited to, trade secrets about IBEC's methods, processes, technology, intellectual property and products, and information related to IBEC's research and development, manufacturing methods, patents, inventions, materials or designs, vendor names and information, customer names and information, and sales and marketing plans. In addition, all information disclosed to Gibson or to which Gibson has access or that is generated by Gibson on behalf of IBEC during the term of this Agreement that Gibson has a reasonable basis to believe is Confidential Information or that is treated by IBEC as Confidential Information shall be presumed to be Confidential Information.

         3.3 Upon the termination of this Agreement for any reason, Gibson shall immediately deliver to IBEC all Confidential Information, including, but not limited to, trade secrets, vendor and customer information, plant and product design information and information related to the management and operation of IBEC's Ethanol Plant, together with any other material belonging to IBEC, whether Confidential Information or not, that is in Gibson's possession or control.

Section 4.        RIGHTS AND DATA.

         4.1 All ideas, concepts, drawings, models, designs, methods, information, works of authorship, documents and tangible items prepared by Gibson for or submitted to IBEC by Gibson in connection with the services rendered under this Agreement shall belong exclusively to IBEC and shall be deemed to be works made for hire ("Deliverable Items"). To the extent that any of the Deliverable Items may not, by operation of law, be works for hire, Gibson hereby assigns to IBEC the ownership of copyright or patent in the Deliverable Items, and IBEC shall have the right to obtain and hold in its own name any trademark, patent or copyright


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                  registration, and any other registrations and similar
                  protection that may be available in the Deliverable Items. Gibson agrees to give IBEC or its designees all assistance reasonably required to perfect such rights.

         4.2 No license or right is granted to Gibson, either expressly or by implication, estoppel or otherwise, to use, execute, publish, reproduce, prepare derivative works based upon, distribute copies, or publicly display the Deliverable Items either during or after the term of this Agreement.

Section 5.        INVENTIONS.

         5.1 Gibson agrees that all "Inventions" (as defined below) that Gibson may conceive or reduce to practice in the performance of his services for IBEC during the term of this Agreement and all Inventions that may be conceived or reduced to practice by Gibson and that are based in whole or part upon Confidential Information Gibson obtained or conceived as a result of his performing services for IBEC shall be the exclusive property of IBEC and are hereby assigned by Gibson without charge to IBEC.

         5.2 "Invention" shall mean any invention, discovery, work of authorship, modification, improvement, concept or idea, whether patentable or not, including, but not limited to any and all intellectual property, products, technologies, machines, devices, instruments, processes, methods, techniques, know-how and formulae.

Section 6.        NON-COMPETITION AND NON-SOLICITATION.

         6.1 During the term of this Agreement and for a period of one (1) year following its termination, for any reason, Gibson shall not, directly or indirectly engage in or participate in any business that (a) competes with IBEC in anyway in any market that IBEC did or does business in during the term of this Agreement and specifically, but not limited to, competes with IBEC in the Ethanol Industry or (b) otherwise conducts any business activity in the Ethanol Industry.

         6.2 Section 6.1 does not prohibit Gibson from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or over-the-counter market, or from purchasing and holding less than 10% of the securities of a privately held company for personal investment purposes.

         6.3 During the term of this Agreement and for a period of one (1) year following its termination, for any reason, Gibson shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of IBEC to leave IBEC or work for any person or entity that is engaged in business in the Ethanol Industry.

         6.4 Gibson agrees and acknowledges, that IBEC's offer of full-time employment to him was contingent upon him agreeing to be bound by the provisions in Section 6


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                  of this Agreement and that this was made clear and agreed upon in Section 4.1(i) of the February 26, 2002 Consulting
                  Agreement entered into between Gibson and IBEC.

Section 7.        RIGHT TO INJUNCTIVE RELIEF.

         7.1      Gibson acknowledges that a breach of any of the terms of
                  Section 3, 4, 5, or 6 of this Agreement will result in irreparable harm to IBEC and that a remedy at law for such breach is inadequate and that IBEC shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief and any other remedy allowed by law. Gibson acknowledges that the constraints within the Sections of this Agreement are reasonably necessary to protect the legitimate business interests of IBEC and are reasonable in scope and duration and are not unduly restrictive.

Section 8.        TERMINATION.

         8.1 IBEC may terminate Gibson's employment and this Agreement at any time "for cause". For purpose of this Agreement "for cause" is defined as:

                           (a) Gibson's material breach of any of his obligations under this Agreement or his repeated failure or refusal to perform or observe his duties, responsibilities or obligations to IBEC for reasons other than disability or incapacity;

                           (b) Any dishonesty or breach of duty of loyalty by Gibson affecting IBEC or its customers, vendors or employees;

                           (c) Gibson's use of alcohol or other drugs in a manner that adversely affects the performance of his duties to IBEC;

                           (d) Gibson's conviction of a felony or of any crime involving misrepresentation, moral turpitude or fraud; or

                           (e) Willful or intentional acts by Gibson that could reasonably be expected to injure the reputation, business of business relationships of IBEC.

Section 9.        GENERAL PROVISIONS.

         9.1 The provisions of Sections 3, 4, 5 and 6 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

         9.2 In the event a court of competent jurisdiction holds any provision of this Agreement unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.


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         9.3      This Agreement constitutes the complete agreement and set
                  forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject matter of this Agreement, whether written or oral.

         9.4 No modification, termination or attempted waiver of this Agreement, or any provision thereof shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

         9.5 The waiver by IBEC of a breach of any provision of this Agreement by Gibson shall not operate as a waiver of any other or subsequent breach by Consultant.

         9.6 This Agreement may not be assigned by either party without the prior written consent of the other party.

         9.7 This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

         9.8 Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by facsimile or by certified/registered mail with return receipt requested to the addresses set forth below.


                  If to IBEC:                            If to Gibson:

                  6317 E. 181st Ave.                     Keith Gibson
                  Hebron, IN 46341                       302 W. Grace St.
                                                         Rensselaer, IN 47978

         9.9 This Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

         9.10 Gibson and IBEC acknowledge that they enter this Agreement of their own free will and that they have had ample time and opportunity to review and consider this Agreement.


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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.


IROQUIS BIO-ENERGY COMPANY, LLC


By  /s/ Michael J. Aylesworth
    --------------------------------

Its   President
    --------------------------------


KEITH GIBSON


  /s/ Keith A. Gibson
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